EXHIBIT 12.1
(Exhibit 1A-12 to Form 1-A -- Opinion re Legality)
Capital Markets & Securities Direct: +1.347.759.4143 di.ban@bandilaw.com	1 Pennsylvania Plaza, Floor 58 New York, NY 10119 Tel. +1.646.210.5559 Fax. +1.646.210.5560 www.bandilaw.com FIRM / AFFILIATE OFFICES
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August 5, 2026
Board of Directors
Power Ultra Inc.
8 The Green, Suite B
Dover, Kent County, Delaware 19901
Re:  Power Ultra Inc. -- Offering Statement on Form 1-A; 10,000,000 Shares of Common Stock
Ladies and Gentlemen:
We have acted as counsel to Power Ultra Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), in connection with the offering statement on Form 1-A (the "Offering Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") under Regulation A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Company of up to 10,000,000 shares of common stock of the Company, par value $0.0001 per share (the "Shares"), at an offering price of $0.10 per Share.
In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents and records:
(a)	the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 21, 2025, as certified by the Secretary of State of the State of Delaware;
(b)	the Bylaws of the Company, as in effect on the date hereof;
(c)	resolutions of the Board of Directors of the Company authorizing the Offering Statement, the offering of the Shares, and the issuance, sale and delivery of the Shares;
(d)	the Offering Statement, including the offering circular forming a part thereof (the "Offering Circular");
(e)	the form of Subscription Agreement filed as an exhibit to the Offering Statement (the "Subscription Agreement");
(f)	a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware; and
(g)	such other corporate records, certificates of officers of the Company and of public officials, agreements, instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed, without independent verification:
(h)	the genuineness of all signatures and the legal capacity of all natural persons signing any document;
(i)	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or electronic copies;
(j)	the accuracy and completeness of all corporate records, certificates and other documents made available to us by the Company, and the truth and accuracy of all factual representations and statements of fact contained therein;
(k)	that the Offering Statement will have been qualified by the Commission and that such qualification will remain effective at the time of each issuance and sale of the Shares;
(l)	that the Shares will be issued, sold and delivered in the manner and on the terms described in the Offering Circular and the Subscription Agreement, against payment in full of consideration of not less than $0.10 per Share, which in each case is not less than the par value of the Shares;
(m)	that the number of Shares issued and sold will not exceed the number of shares of common stock authorized by the Certificate of Incorporation and remaining unissued and otherwise unreserved at the time of issuance; and
(n)	that at the time of each issuance the Certificate of Incorporation and Bylaws of the Company will not have been amended in any manner affecting this opinion, and the resolutions of the Board of Directors referred to above will not have been rescinded or modified and will remain in full force and effect.
Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that, when (i) the Offering Statement has been qualified by the Commission, (ii) all necessary corporate action has been taken by the Board of Directors of the Company, or a duly authorized committee thereof, to authorize the issuance and sale of the Shares and to fix the consideration therefor, and (iii) the Shares have been issued, sold and delivered against payment in full therefor in accordance with the terms of the Offering Circular and the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such law. The attorneys of this firm are admitted to practice in the State of New York and are not admitted to practice in the State of Delaware. We are, however, generally familiar with the General Corporation Law of the State of Delaware as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect thereto. We express no opinion as to the laws of any other jurisdiction.
We express no opinion as to (a) compliance with the securities or "blue sky" laws of any state or other jurisdiction, (b) compliance with the anti-fraud provisions of any federal or state securities law, (c) the qualification of the Offering Statement or the availability of any exemption from registration under the Securities Act other than as expressly assumed above, or (d) any matter relating to the accuracy or adequacy of the disclosure contained in the Offering Statement or the Offering Circular.
This opinion is rendered as of the date hereof and is based upon the law and the facts in existence on the date hereof. We assume no obligation to advise you, or any other person, of any change in law or fact occurring after the date hereof, or of any fact coming to our attention after the date hereof, that may affect the opinion expressed herein. This opinion is furnished solely in connection with the Offering Statement and may not be relied upon for any other purpose, or by any other person, without our prior written consent, except as set forth in the following paragraph.
We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption "Legal Matters" in the Offering Circular. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
BANDI & ASSOCIATES PLLC
/s/ Di Ban
Di Ban, Esq.
Attorney at Law
Counsel to Power Ultra Inc.